EHIBIT 99(d)




                                                --------------------, 1996





                            EXCHANGE AGENT AGREEMENT




Marine Midland Bank
140 Broadway, 12th Floor
New York, New York  10005-1180

Ladies and Gentlemen:

                  HUBCO, Inc. (the "Company") proposes to make an offer (the "Exchange Offer") to exchange its outstanding 8.20% Subordinated Debentures due 2006 (the "Old Debentures") for its registered 8.20% Subordinated Debentures due 2006 (the "Exchange Debentures"), respectively. The terms and conditions of the Exchange Offer as currently contemplated are set forth in a prospectus, dated November ___, 1996 (the "Prospectus"), proposed to be distributed to all record holders of the Old Debentures. The Old Debentures and the Exchange Debentures are collectively referred to herein as the "Debentures".

                  The Company hereby appoints Marine Midland Bank to act as exchange agent (the "Exchange Agent") in connection with the Exchange Offer. This Agreement will govern the terms under which you will act as Exchange Agent pursuant to the Exchange Offer. References hereinafter to "you" shall refer to Marine Midland Bank.

                  The Exchange Offer is expected to be commenced by the Company on or about November __, 1996. The Letter of Transmittal accompanying the Prospectus is to be used by the holders of the Old Debentures to accept the Exchange Offer, and contains instructions with respect to the delivery of Old Debentures tendered. The Exchange Agent's obligations with respect to receipt and inspection of the Letter of Transmittal in connection with this Exchange Offer shall be satisfied for all purposes hereof by inspection of the electronic message transmitted to the Exchange Agent by Exchange Offer participants in accordance with the Automated Tender Offer Program ("ATOP") of the Depository Trust Company ("DTC"), and by otherwise observing and complying with all procedures established by DTC in connection with ATOP.

                  The Exchange Offer shall expire at 5:00 p.m., New York City time, on December ____, 1996 or on such later date or time to which the Company may extend the Exchange Offer (the "Expiration Date"). Subject to the terms and conditions set forth in the Prospectus, the Company expressly reserves the right to extend the Exchange Offer from time to time and may extend the Exchange Offer by giving oral (confirmed in writing) or written notice to you before 5:00 p.m., New York City time, on the business day following the previously scheduled Expiration Date, and in such case the term "Expiration Date" shall mean the time and date on which such Exchange Offer as so extended shall expire.

                  The Company expressly reserves the right to delay, amend or terminate the Exchange Offer, and not to accept for exchange any Old Debentures not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified in the Prospectus under the caption "The Exchange Offer - Expiration Date; Extensions" and "- Conditions to the Exchange Offer". The Company will give to you as promptly as practicable oral (confirmed in writing) or written notice of any delay, amendment, termination or non-acceptance.

                  In carrying out your duties as Exchange Agent, you are to act in accordance with the following instructions:

                  1. You will perform such duties and only such duties as are specifically set forth herein or in the section of the Prospectus captioned the "Exchange Offer" and such duties which are necessarily incidental thereto.

                  2. You will establish an account with respect to the Old Debentures at the Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Exchange Offer within two business days after the date of the Prospectus and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of the Old Debentures by causing the Book-Entry Transfer Facility to transfer such Old
Debentures into your account in accordance with the Book-Entry Transfer Facility's procedure for such transfer.

                  3. You are to examine each of the Letters of Transmittal and Old Debentures (or confirmation of book-entry transfer into your account at the Book-Entry Transfer Facility) and any other documents delivered or mailed to you by or for holders of the Old Debentures to ascertain whether: (i) the Letter of Transmittal and any such other documents are duly executed and properly completed in accordance with instructions set forth therein and in the Prospectus and (ii) the Old Debentures have otherwise been properly tendered. In each case where the Letter of Transmittal and or any other documents has been improperly completed or executed or any of the Old Debentures are not in proper form for transfer or some other irregularity in connection with the acceptance of the Exchange Offer exists, you will endeavor to inform the presenters of the need for fulfillment of all requirements and to take any other action as may be necessary or advisable to cause such irregularity to be corrected.

                  4. With the approval of the Chairman of the Board, the President, or the Executive Vice President of the Company (such approval, if given orally, promptly to be confirmed in writing) or any other party designated by such officer in writing, you are authorized to waive any irregularities in connection with any tender of Old Debentures pursuant to the Exchange Offer.

                  5. Except as set forth in the last sentence of the third introductory paragraph of this Agreement, tenders of Old Debentures may be made only as set forth in the Letter of Transmittal and in the section of the Prospectus captioned "The Exchange Offer - Procedures for Tendering" and the Old Debentures shall be considered properly tendered to you only when tendered in accordance with the procedures set forth therein.

                  Notwithstanding the provisions of this paragraph 5, Old Debentures which the Chairman of the Board, the President or the Executive Vice President of the Company or any other party designated by any such officer in writing shall approve as having been properly tendered shall be considered to be properly tendered (such approval, if given orally, promptly shall be confirmed in writing.)

                  6. You  shall  advise  the  Company  with  respect  to any Old
Debentures   delivered   subsequent  to  the  Expiration  Date  and  accept  its
instructions with respect to disposition of such Old Debentures.

                  7. You shall accept tenders:

                     (a) in cases where the Old Debentures are registered in two or more names only if signed by all named holders;

                     (b) in cases where the signing person (as indicated on the Letter of Transmittal) is acting in a fiduciary or a representative capacity only when proper evidence of his or her authority so to act is submitted; and

                     (c) from persons  other than the  registered  holder of Old
Debentures  provided  that  customary  transfer   requirements,   including  any
applicable transfer taxes, are fulfilled.

                     You shall accept partial tenders of Old Debentures where so indicated and as permitted in the Letter of Transmittal and deliver the Old Debentures to the transfer agent for split-up and return any untendered Old Debentures to the holder (or such other person as may be designated in the
Letter of Transmittal) as promptly as practicable after expiration or termination of the Exchange Offer.

                  8. Upon satisfaction or waiver of all of the conditions to the
Exchange Offer, the Company will notify you (such notice if given orally, promptly to be confirmed in writing) of its acceptance, promptly after the Expiration Date, of all Old Debentures properly tendered and you, on behalf of the Company, will exchange such Old Debentures for Exchange Debentures and cause such Old Debentures to be canceled. Delivery of Exchange Debentures will be made on behalf of the Company by you at the rate of $1,000 principal amount of Exchange Debentures for each $1,000 principal amount of the Old Debentures tendered promptly after notice (such notice if given orally, promptly to be confirmed in writing) of acceptance of said Old Debentures by the Company; provided, however, that in all cases Old Debentures tendered pursuant to the Exchange Offer will be exchanged only after timely receipt by you of certificates for such Old Debentures (or confirmation of book-entry transfer into your account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees and any other required document. You shall issue Exchange Debentures only in minimum denominations of $25,000 and in integral multiples of $1,000 in excess thereof.

                  9. Tenders pursuant to the Exchange Offer are irrevocable, except that, subject to the terms and upon the conditions set forth in the Prospectus and the Letter of Transmittal, Old Debentures tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date.

                  10. The Company shall not be required to exchange any Old Debentures tendered if any of the conditions set forth herein or in the Exchange Offer are not met. Notice of any decision by the Company not to exchange any Old Debentures tendered shall be given (such notices if given orally, promptly shall be confirmed in writing) by the Company to you.

                  11. If, pursuant to the Exchange Offer, the Company does not accept for exchange all or part of the Old Debentures tendered because of an invalid tender, the occurrence of certain other events set forth in the Prospectus under the captions "The Exchange Offer Expiration Date; Extensions" and " - Conditions to the Exchange Offer" or otherwise, you shall as soon as practicable after the expiration or termination of the Exchange Offer return those certificates for unaccepted Old Debentures (or effect appropriate book-entry transfer), together with any related required documents and the Letters of Transmittal relating thereto that are in your possession, to the persons who deposited them.

                  12. All reissued Old Debentures, unaccepted Old Debentures, or Exchange Debentures shall be forwarded by (a) first-class mail, postage pre-paid under a blanket surety bond protecting you and the Company from loss or liability arising out of the non-receipt or non-delivery of such certificates or
(b) by registered mail insured separately for the replacement value of each of such Notes.

                  13. You are not authorized to pay or offer to pay any concessions, commissions or solicitation fees to any broker, dealer, bank or other persons or to engage or utilize any persons to solicit tenders.

                  14. As Exchange Agent hereunder you:

                     (a) will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any of the Old Debentures deposited with you pursuant to the Exchange Offer, and will not be required to and will make no representation as to the validity, value or genuineness of the Exchange Offer;

                     (b) shall not be obligated to take any legal action hereunder which might in your reasonable judgment involve any expense or liability, unless you shall have been furnished with reasonable indemnity;

                     (c) shall not be liable to the Company for any action taken or omitted by you, or any action suffered by you to be taken or omitted, without negligence, misconduct or bad faith on your part, by reason of or as a result of the administration of your duties hereunder in accordance with the terms and conditions of this Agreement or by reason of your compliance with the instructions set forth herein or with any written or oral instructions delivered to you pursuant hereto, and may reasonably rely on and shall be protected in acting in good faith in reliance upon any certificate, instrument, opinion, notice, letter, facsimile or other document or security delivered to you and reasonably believed by you to be genuine and to have been signed by the proper party or parties;

                     (d) may reasonably act upon any tender, statement, request, comment, agreement or other instrument whatsoever not only as to its due execution and validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which you shall in good faith reasonably believe to be genuine or to have been signed or represented by a proper person or persons;

                     (e) may rely on and shall be protected in acting upon written notice or oral instructions (confirmed in writing) from any officer of the Company so specified in this Agreement with respect to the Exchange Offer;

                     (f) shall not advise any person tendering Old Debentures pursuant to the Exchange Offer as to the wisdom of making such tender or as to the market value or decline or appreciation in market value of any Old Debentures;

                     (g) may consult with counsel and the written advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by you hereunder in good faith and in reliance thereon.

                  15. You shall send to all holders of Old Debentures a copy of the Prospectus, the Letter of Transmittal, the Notice of Guaranteed Delivery, as defined in the Prospectus, and such other documents (collectively, the "Exchange Offer Documents") as may be furnished by the Company to commence the Exchange Offer and take such other action as may from time to time be requested by the Company or its counsel (and such other action as you may reasonably deem appropriate) to furnish copies of the Exchange Offer Documents or such other forms as may be approved from time to time by the Company, to all holders of Old Debentures and to all persons requesting such documents and to accept and comply with telephone requests for information relating to the Exchange Offer, provided that such information shall relate only to the procedures for accepting (or withdrawing from) the Exchange Offer. The Company will furnish you with copies of such documents at your request. All other requests for information relating to the Exchange Offer shall be directed to the Company, Attention, D. Lynn Van Borkulo-Nuzzo, Corporate Secretary, at the Company's offices at 1000 MacArthur Boulevard, Mahwah, New Jersey 07430, telephone (201) 236-2641.

                  (16) You shall advise by facsimile transmission or telephone, and promptly thereafter confirm in writing to D. Lynn Van Borkulo-Nuzzo of the Company, and such other person or persons as the Company may request in writing, not later than 7:00 p.m., New York City time, each business day, and more frequently if reasonably requested, up to and including the Expiration Date, as to the number of Old Debentures which have been tendered pursuant to the Exchange Offer and the items received by you pursuant to this Agreement, separately reporting and giving cumulative totals as to items properly received and items improperly received. In addition, you will also inform, and cooperate in making available to, the Company or any such other person or persons as the Company requests in writing from time to time prior to the Expiration Date of such other information as it reasonably requests. Such cooperation shall include, without limitation, the granting by you to the Company and such person as the Company may request of access to those persons on your staff who are responsible for receiving tenders, in order to ensure that immediately prior to the Expiration Date the Company shall have received information in sufficient detail to enable it to decide whether to extend the Exchange Offer. You shall prepare a final list of all persons whose tenders were accepted, the aggregate principal amount of Old Debentures tendered and the aggregate principal amount of Old Debentures accepted and deliver said list to the Company.

                  (17) Letters of Transmittal and Notices of Guaranteed Delivery shall be stamped by you as to the date and the time of receipt thereof and shall be preserved by you for a period of time at least equal to the period of time you customarily preserve other records pertaining to the transfer of securities. You shall dispose of unused Letters of Transmittal and other surplus materials in accordance with your customary procedures.

                  (18) You hereby expressly waive any lien, encumbrance or right of set-off whatsoever that you may have with respect to funds deposited with you for the payment of transfer taxes by reasons of amounts, if any, borrowed by the Company or any of its subsidiaries or affiliates pursuant to any loan or credit agreement with you or for compensation owed to you hereunder.

                  (19) For services  rendered as Exchange  Agent  hereunder  you
shall  be  entitled  to  such   compensation  and  reimbursement  of  reasonable
out-of-pocket expenses as set forth on Schedule I attached hereto.

                  (20) You hereby acknowledge receipt of the Exchange Offer Documents and further acknowledge that you have examined each of them. Any inconsistency between this Agreement, on the one hand, and the Prospectus, the Letter of Transmittal and such other forms (as they may be amended from time to time), on the other hand, shall be resolved in favor of the latter two documents, except (i) with respect to the duties, liabilities and indemnification of you as Exchange Agent, which shall be controlled by this Agreement, and (ii) that the last sentence of the third introductory paragraph of this Agreement shall control.

                  (21) The Company agrees to indemnify and hold you harmless in your capacity as Exchange Agent hereunder against any liability, cost or expense, including reasonable attorneys' fees and expenses, arising out of or in connection with your appointment as Exchange Agent and the performance of your duties hereunder, including, without limitation, any act, omission, delay or refusal made by you in reasonable reliance upon any signature, endorsement, assignment, certificate, order, request, notice, instruction or other instrument or document reasonably believed by you to be valid, genuine and sufficient and in accepting any tender or effecting any transfer of Old Debentures reasonably believed by you in good faith to be authorized, and in delaying or refusing in good faith to accept any tenders or effect any transfers of Old Debentures; provided, however, that the Company shall not be liable for indemnification hereunder or otherwise for any loss, liability, cost or expense to the extent arising out of your negligence, willful misconduct or bad faith. You shall notify the Company by facsimile or letter or cable or by telex confirmed by letter, of the written assertion of a claim against you or of any other action commenced against you, promptly after you shall have received any such written assertion or shall have been served with a summons in connection therewith, but the failure to so notify the Company shall not relieve the Company of any liability under this Agreement except to the extent such failure adversely affects the Company. The Company shall be entitled to participate at its own expense in the defense of any such claim or other action, and, if the Company so elects, the Company shall assume the defense of any suit brought to enforce any such claim. The Company shall reimburse the Exchange Agent for all counsel fees in connection with any defense of such claim or other action. In the event that the Company shall assume the defense of any such suit, the Company shall not be liable for the fees and expenses of any additional counsel thereafter retained by you, except as set forth herein. The Exchange Agent shall have the right to employ separate counsel in any such action and to participate in the defense thereof at the expense of the Exchange Agent; provided, however, that the fees and expenses of such separate counsel shall be at the expense of the Company if
(i) the Company has agreed in writing to pay such fees and expenses, (ii) the Company shall have failed to assume the defense of such action or proceeding and employ counsel reasonably satisfactory to the Exchange Agent in any such action or proceeding or (iii) the named parties to any such action or proceeding (including any impleaded parties) include both the Exchange Agent and the Company, and the Exchange Agent shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Company, in which case, if the Exchange Agent notifies the Company in writing that it elects to employ separate counsel at the expense of the Company, the Company shall not have the right to assume the defense of such action or proceeding on behalf of such Exchange Agent, it being understood, however, that the Company shall not, in connection with any one such action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for the Exchange Agent, which firm shall be designated in writing by the Exchange Agent. The Company's obligations under this paragraph 21 shall survive the termination of this Agreement and the discharge of your obligation hereunder and any other termination of this Agreement under any federal or state bankruptcy law.

                  22. You shall arrange to comply with all requirements under the tax laws of the United States, including those relating to missing Tax Identification Numbers, and shall prepare and file such tax information forms as are appropriate or required to be prepared by you with respect to any payments made by you to any Debenture holder with the Internal Revenue Service. The Company understands that you are required to deduct 31% on payments to holders who have not supplied their correct Taxpayer Identification Number or required certification. Such funds will be turned over to the Internal Revenue Service in accordance with applicable regulations.

                  23. You shall deliver or cause to be delivered, in a timely manner, to each governmental authority to which any transfer taxes are payable in respect of the exchange of Old Debentures your check in the amount of all transfer taxes so payable, and the Company shall reimburse you for the amount of any and all transfer taxes payable in respect of the exchange of Old Debentures; provided, however, that you shall reimburse the Company for amounts refunded to you in respect of your payment of any such transfer taxes, at such time as such refund is received by you.

                  24. This Agreement and your appointment as Exchange Agent hereunder shall be construed and enforced in accordance with the Laws of the State of New York applicable to agreements made and to be performed entirely within such state, and without regard to conflicts of law principles, and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of each of the parties hereto.

                  25.   This   Agreement   may  be   executed  in  two  or  more
counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

                  26. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

                  27. This Agreement shall not be deemed or construed to be modified, amended, rescinded, cancelled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged. This Agreement may not be modified orally.

                  28. Unless otherwise provided herein, all notices, requests and other communications to any party hereunder shall be in writing (including facsimile) and shall be given to such party, addressed to it, as its address or telecopy number set forth below:

                               If to the Company:

                                     HUBCO, Inc.
                                     1000 MacArthur Boulevard
                                     Mahwah, NJ 07430
                                     Attention: D. Lynn Van Borkulo-Nuzzo, Esq.
                                     Facsimile: (201)236-2649


                               If to the Company's Counsel:

                                     Pitney, Hardin, Kipp & Szuch
                                     Attention:  Michael W. Zelenty, Esq.
                (Delivery)
                                     200 Campus Drive
                                     Florham Park, NJ  07932
                (Mail)
                                     P.O. Box 1945
                                     Morristown, NJ 07962-1945
                                     Facsimile: (201)966-1550


                               If to the Exchange Agent:

                                     Marine Midland Bank
                                     140 Broadway, 12th Floor
                                     New York, New York 10005-1180
                                     Attention: Corporate Trust
                                     Facsimile: (212)658-2292


                  29. Unless terminated earlier by the parties hereto, this Agreement shall terminate 90 days following the Expiration Date. Notwithstanding the foregoing, Paragraphs 18, 19, 21 and 23 shall survive the termination of this Agreement. Upon any termination of this Agreement, you shall promptly deliver to the Company any Old Debenture funds or property (including, without limitation, Letter of Transmittal and any other documents relating to the Exchange Offer) then held by you as Exchange Agent under this Agreement.

                  30. This Agreement shall be binding and effective as of the date hereof.

                     Please acknowledge receipt of this Agreement and confirm the arrangements herein provided by signing and returning the enclosed copy.



                                          HUBCO, INC.



                                          By:
                                             ---------------------------------
                                              Name:
                                              Title:



Accepted as of the date
first above written:

MARINE MIDLAND BANK



By:
    ------------------------------------
     Name:
     Title: